EXHIBIT 23.1

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

March 3, 2009

Dune Energy, Inc.

Two Shell Plaza

777 Walker Street, Suite 2300

Houston, Texas 77002

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton and to the inclusion of the text of our “Appraisal Report as of December 31, 2008 on Certain Properties owned by Dune Energy Inc.” (our Report) as Exhibit 99.1 to the Company’s Form 10-K for the year ended December 31, 2008. We further consent to the inclusion of information from our Report and our “Appraisal Report as of December 31, 2007 on Certain Properties owned by Dune Energy Inc.” in the sections “Natural Gas and Oil Reserves”, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Estimated proved oil and gas reserves”, and “Note 13 – Supplemental Oil and Gas Information (Unaudited) – Proved Reserves.”

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON